Exhibit 99.2

Execution Copy

STOCK APPRECIATION RIGHTS AGREEMENT

          This Stock Appreciation Rights Agreement (“Agreement”) is entered into this 14th day of June, 2012 by and between Canterbury Park Holding Corporation (“CPHC”) and Shakopee Mdewakanton Sioux Community (“SMSC”), a federally recognized Indian tribe. CPHC and SMSC are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

          WHEREAS, CPHC and SMSC have entered into a Cooperative Marketing Agreement (“Marketing Agreement”) on 4 June, 2012; and

          WHEREAS, pursuant to Section 3.7 of the Marketing Agreement, CPHC is permitted to discharge its obligations under Sections 1.1 and 3.7 of the Marketing Agreement by delivering to SMSC stock appreciation rights in a form reasonably acceptable to SMSC that have the same terms as specified for the Warrants in Section 3.7 of the Marketing Agreement.

          NOW, THEREFORE, in consideration of the above premises, the representations and covenants set forth herein and for other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.      Term. This Agreement shall become effective immediately upon execution by the Parties. If the Marketing Agreement is terminated in accordance with its terms prior to the Effective Date, as defined in the Marketing Agreement (“Effective Date”), this Agreement will terminate and be of no further force or effect, and all stock appreciation rights granted hereunder shall be forfeited. The term of this Agreement shall continue until December 31, 2022 (“Term”), subject to earlier termination as set forth in this Agreement.

2.      Grant of Stock Appreciation Rights. As of the Effective Date, CPHC hereby grants SMSC the right, upon exercise, to receive the appreciation in the value of 165,000 shares of CPHC common stock (collectively, “Stock Appreciation Rights”) in excess of $14.30 per share (“Base Value”), subject to the terms, restrictions, and other conditions of this Agreement and the Marketing Agreement. Each Stock Appreciation Right shall equal the right to the appreciation on one share of common stock of CPHC (“Common Stock”) in excess of $14.30 per share.

3.     Vesting and Forfeiture.

          3.1      Vesting. During the term of the Marketing Agreement, SMSC will vest 10% (16,500 shares) in the Stock Appreciation Rights on the Effective Date and an additional 10% (16,500 shares) on each of the succeeding nine Annual Payment Dates, as defined in the Marketing Agreement (“Annual Payment Dates”).

          3.2      Acceleration of Vesting. Notwithstanding the provisions in Section 3.1 of this Agreement, SMSC shall vest 100% in the remaining unvested Stock Appreciation Rights upon the occurrence of either of the following events that occurs on or after the Effective Date and prior to the end of the Term of this Agreement:

(A) Change in Control of CPHC, as defined in Schedule 5 to the Marketing Agreement, or

(B) A termination of the Marketing Agreement by SMSC pursuant to Section 5.2 of the Marketing Agreement upon a default by CPHC of its obligations under the Marketing Agreement.

          3.3      Forfeiture of Stock Appreciation Rights. Stock Appreciation Rights will terminate and be forfeited upon the occurrence of the following events to the extent not exercised prior to such events:

          (A)      Notwithstanding any other provision in this Agreement, all unvested and vested but unexercised Stock Appreciation Rights will terminate and be forfeited on the date the Marketing Agreement terminates as a result of termination without cause by SMSC under Section 5.1 of the Marketing Agreement,

          (B)      Notwithstanding any other provision in this Agreement, all unvested and vested but unexercised Stock Appreciation Rights will terminate and be forfeited on the date the Marketing Agreement terminates as a result of termination by CPHC of the Marketing Agreement pursuant to Section 5.3 thereof,

(C) All unvested and vested but unexercised Stock Appreciation Rights will terminate and be forfeited at the end of the Term of this Agreement.

4.      Exercise. SMSC may exercise all or any portion of vested Stock Appreciation Rights at any time during the Term of this Agreement by written notice to CPHC (“Exercise Notice”) in the form attached hereto, specifying the number of Stock Appreciation Rights exercised. A Stock Appreciation Right may only be exercised once. Upon exercise, the Stock Appreciation Right shall expire as to the number of shares exercised, and thereafter, no further appreciation shall accrue or be due to SMSC with respect to such shares.

5.      Payment. Within 14 days following receipt of an Exercise Notice, CPHC shall pay SMSC a lump sum cash payment that is equal to the number of exercised Stock Appreciation Rights multiplied by the amount which equals:

          (A)      The closing price quoted on the National Association of Securities Dealers Automatic Quotation System of a share of Common Stock on the date CPHC receives an Exercise Notice, or if not a business day, the first business day thereafter, less

(B) The Base Value.

6.     Miscellaneous.

          6.1       Exercise Notice. SMSC shall send all Exercise Notices to CPHC by mail or email as follows:

Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, Minnesota 55379

Attn: Randall D. Sampson
Email: rsampson@canterburypark.com

          6.2      Amendment. This Agreement may only be amended, modified, or waived by a written agreement executed by both of the Parties.

          6.3      Taxes. SMSC is responsible for the payment of any income taxes required to be paid by SMSC by law with respect to any payment made under this Agreement.

          6.4      Adjustment. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, or merger, consolidation, share exchange, reorganization, subdivision or other similar capital adjustment involving the Company, the Board of Directors of the Company shall make such equitable adjustments to the number Stock Appreciation Rights, the Base Value and the kind of shares or other securities underlying the Stock Appreciation Rights as may be necessary and appropriate to preserve the aggregate appreciation over the aggregate Base Value of the Stock Appreciation Rights that existed immediately before the event giving rise to the adjustment(s) and to otherwise prevent dilution or enlargement of rights of SMSC under this Agreement.

          6.5      Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party; provided, however, that SMSC may assign its rights and obligations hereunder to any authority, instrumentality or entity that is wholly owned or controlled by SMSC without the consent of CPHC. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

          6.6      Voting and Dividend Rights. The Stock Appreciation Rights do not constitute an equity interest in CPHC. Accordingly, SMSC is not entitled to any voting rights, to receive any dividend or other distribution with respect to Stock Appreciation Rights or, except as provided in Section 6.4 above, to have the value of the Stock Appreciation Rights credited or increased as a result of any other distribution or contribution with respect to the Common Stock.

          6.7      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

          6.8      Satisfaction of Marketing Agreement Terms. SMSC acknowledges and agrees, this Agreement satisfies and discharges all of CPHC’s obligations under Sections 1.1 and 3.7 of the Marketing Agreement with respect to the delivery of Warrants as defined therein.

          6.9      Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Minnesota.

          IN WITNESS WHEREOF, each Party has executed this Stock Appreciation Rights Agreement effective as of the date first written above.

Canterbury Park Holding Corporation

/s/ Randall D. Sampson
By:	Randall D. Sampson
Its:	President & CEO

Shakopee Mdewakanton Sioux Community

/s/ Stanley R. Crooks
By:	Stanley R. Crooks
Its:	Chairman

STOCK APPRECIATION RIGHTS AGREEMENT

EXERCISE NOTICE

          Shakopee Mdewakanton Sioux Community hereby elects to exercise _____________ Stock Appreciation Rights under and pursuant to the Stock Appreciation Rights Agreement entered into June 14th, 2012 by and between Canterbury Park Holding Corporation and Shakopee Mdewakanton Sioux Community.

Shakopee Mdewakanton Sioux Community

By:
Its: